UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2012

OMEROS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	001-34475	91-1663741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Fifth Avenue, Suite 2600

Seattle, Washington 98101

(Address of principal executive offices, including zip code)

(206) 676-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Omeros Corporation (“Omeros”), Gregory A. Demopulos, M.D., Omeros’ chairman, chief executive officer, president and interim chief financial officer, and Richard J. Klein, Omeros’ former chief financial officer and treasurer, entered into a settlement agreement and release (the “Agreement”), effective as of October 26, 2012, settling and releasing all of their respective claims in the lawsuit captioned United States of America, ex. rel. Richard J. Klein v. Omeros Corporation and Gregory Demopulos, No. C09-1342 JCC. This lawsuit is described in Part II, Item 1 of Omeros’ Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on August 7, 2012 (the “Second Quarter 10-Q”). Under a stipulation and proposed order of dismissal filed with the U.S. District Court for the Western District of Washington (the “Court”) on November 1, 2012, all claims asserted by Omeros, Dr. Demopulos and Mr. Klein are expected to be dismissed with prejudice and all claims asserted by Mr. Klein on behalf of the United States government under the Federal False Claims Act (the “Qui Tam Claims”) are expected to be dismissed without prejudice to the United States Government.

The Agreement involves no admission of wrongdoing, liability or violation of the law by Omeros or Dr. Demopulos. In addition, the Agreement bars Mr. Klein and his attorneys from seeking any personal recovery or attorneys’ fees for the Qui Tam Claims. Under the terms of the Agreement, Omeros made a one-time payment of $3.94 million to Mr. Klein to release all of his claims, which included a claim for payment of his attorneys’ fees since 2009 incurred in connection with the lawsuit. Omeros’ insurer, Carolina Casualty Insurance Company (“CCIC”), has agreed to advance the full amount of the settlement payment to Omeros. CCIC is making this payment without waiving any of its rights, including a claim seeking recovery of the advanced amount, and without affecting any of Omeros’ claims, including for failure to defend and bad faith, against CCIC in the pending lawsuit between CCIC and Omeros described below.

Omeros and Dr. Demopulos deny any wrongdoing and believe that they had meritorious defenses to Mr. Klein’s claims. However, given a ruling by the Court that deprived Omeros of evidence that Omeros would have offered at trial, the inherent uncertainty in a jury trial that could have resulted in an award to Mr. Klein that significantly exceeded the limits of Omeros’ insurance policy with CCIC, the overall costs of a likely appeals process regardless of outcome, and Omeros’ ongoing dispute with CCIC, Omeros elected to settle its suit with Mr. Klein. Omeros is accepting funds from CCIC while preserving its ability to seek recovery from CCIC for the remainder of all of Omeros’ costs and fees related to the Klein matter.

Omeros had a policy in place with CCIC at the time Mr. Klein first alleged claims against Omeros. As further described in the Part II, Item 1 of the Second Quarter 10-Q, CCIC filed an action for a declaration that it owed no coverage obligation to Omeros, and Omeros has filed counterclaims alleging that, in connection with Mr. Klein’s claims, CCIC breached its duty to defend under the insurance policy, acted unreasonably and in bad faith, and unreasonably denied a claim for coverage in violation of Washington’s Insurance Fair Conduct Act (“IFCA”).

While Omeros can provide no assurances regarding the outcome of the litigation with CCIC, Omeros believes it has meritorious claims that CCIC is required to pay the settlement amount and all of Omeros’ costs and fees related to the lawsuit filed by Mr. Klein. Omeros’ counterclaims against CCIC include an IFCA claim that, if successful, allows the court in its discretion to award treble damages.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Settlement Agreement and Release effective as of October 26, 2012 among Omeros Corporation, Gregory A. Demopulos, M.D. and Richard J. Klein

*****

This Current Report on Form 8-K contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. These statements include, but are not limited to, Omeros’ expectations regarding its lawsuit with CCIC. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2012. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEROS CORPORATION

By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.

President, Chief Executive Officer, and Chairman of the Board of Directors

Date: November 1, 2012

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Settlement Agreement and Release effective as of October 26, 2012 among Omeros Corporation, Gregory A. Demopulos, M.D. and Richard J. Klein